Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

CubeSmart:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167623, 333-143126, 333-143125, 333-143124, 333-134684 and 333-119987) and the Registration Statements on Form S-3 (Nos. 333-176885, 333-156463, 333-141709 and 333-141710) of CubeSmart of our report dated January 19, 2012, with respect to the combined statement of revenues and certain expenses of the Storage Deluxe Portfolio for the year ended December 31, 2010, which report appears in the accompanying Current Report on Form 8-K/A of CubeSmart.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 19, 2012